UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): November 15, 2004

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

        GrafTech International Ltd. (“GrafTech”) has launched a refinancing of its €175 million existing senior secured revolving credit facility, which matures in February 2006, with a $225 million new senior secured revolving credit facility.  J.P. Morgan Securities Inc. and Banc of America Securities LLC are the co-lead arrangers and joint bookrunners of the new facility.

        At the present time, there are no outstanding borrowings under the existing revolving credit facility. Furthermore, GrafTech does not anticipate having any such borrowings at the time of the closing of the refinancing, which is expected to occur in December 2004. Upon closing of the refinancing, GrafTech expects to record a non-cash charge of approximately $4 million to write-off the remaining capitalized bank fees associated with the existing revolving credit facility.

        This Current Report on Form 8-K and any related discussions may contain forward-looking statements about such matters as the expected closing date of the refinancing, the syndication or terms of the refinancing or the amount of future borrowings. Actual future events and circumstances could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in the business, prospects, results of operation or financial condition of GrafTech that result in delays in the refinancing or changes the terms thereof, and other risks and uncertainties, including those detailed in other filings by GrafTech with the SEC.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                    GRAFTECH INTERNATIONAL LTD.

Date: November 15, 2004	By:/s/ Karen G. Narwold Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary